Exhibit 99

FPL Group, Inc.
Corporate Communications Dept.
Media Line: (305) 552-3888
February 18, 2005

FOR IMMEDIATE RELEASE

FPL Group announces increase in dividend and two-for-one stock split

JUNO BEACH, Fla. -- The board of directors of FPL Group, Inc. (NYSE: FPL) today increased the quarterly common stock dividend from 68 cents to 71 cents per share. The dividend is payable March 15 to stockholders of record March 4. In addition, the board of directors approved a two-for-one stock split of the company's common stock. The authorized FPL Group common shares which are presently 400 million will be 800 million.

The record date for the stock split will also be March 4; the split will be effective and shares distributed on March 15, 2005.

The company said the stock split demonstrates continued confidence in the growth of FPL Group and is intended to increase the liquidity of the stock and create an expanded universe of potential shareholders.

After giving effect to the stock split, the subsequent quarterly dividend per share will be 35.5 cents per share. The stock split will increase the number of shares presently outstanding from approximately 195,662,000 to approximately 391,324,000.

FPL Group, with annual revenues of more than $10 billion is nationally known as a high-quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves more than 4.2 million customer accounts in Florida. FPL Energy, LLC, an FPL Group energy-generating subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com and www.FPLEnergy.com.